-------------------------------------------------------------------------------




                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION



                                     BETWEEN



                   X-CEED, INC. AND X-CEED ACQUISITIONS, INC.



                                       AND



                                   RESET, INC.

                       AND THE SHAREHOLDERS OF RESET, INC.



                                 AUGUST 5, 1998




-------------------------------------------------------------------------------

                                TABLE OF CONTENTS

1.  The Merger.................................................................2
2.  Consideration and Conversion of Securities.................................3
3.  Representations and Warranties of the Company and the Reset Shareholders...4
4.  Representations and Warranties of X-ceed..................................16
5.  Conduct of the Business of the Company and Sub Pending the Closing Date...26
6.  Survival of Representations and Warranties................................28
7.  Conditions Precedent to X-ceed's Obligations..............................28
8.  Conditions Precedent to Reset's and the Reset Shareholders' Obligations...32
9.  Indemnification and Resolution of Disputes................................34
10. Purchase Price Adjustment.................................................36
11. Termination and Abandonment...............................................38
12. Closing Date..............................................................38
13. Post-Closing Covenants....................................................40
14. Brokerage.................................................................40
15. Investment Representation.................................................40
16. Restriction on Negotiation................................................41
17. Miscellaneous.............................................................42


Schedules

A             Owners of Issued and Outstanding Stock
3(a)(1)       States in which Qualified
3(b)          Financial Statements
3(b)(3)(iv)   Increases in Compensation
3(e)(1)       Real Property; Mortgages, Liens, etc.; Leases, Subleases, Options
              Rights of Possession/Occupancy
3(e)(2)       Consents and Approval of Lessors
3(f)          Inventories; Exceptions to Usability and Salability
3(g)          Contracts and Commitments
3(h)          Banks
3(i)(l)       Payroll Roster
3(i)(1)(a)    Increases in Compensation
3(i)(2)       Employment and Consulting Agreements
3(i)(3)       Non-Compliance with Employment Related Laws
3(i)(4)       Benefit Plans
3(k)          Litigation
3(l)          Patents and Trademarks
3(m)          Trademark Indemnification
3(n)          Undisclosed Liabilities
3(o)          Insurance
3(p)          Loans and Advances
4(a)(3)       Existing Agreements with Regard to X-ceed's Stock

4(b)          Financial Statements
4(b)(2)       Increase in Compensation
4(e)(1)       Real Property; Mortgages, Liens, etc.; Leases, Subleases, Options
              Rights of Possession/Occupancy
4(f)          Inventories; Exceptions to Usability and Salability
4(g)          Contracts and Commitments
4(h)(3)       Benefit Plans
7(d)          Employees Continuing in Employment


Exhibits

A.                Employment Agreements
B.                Lease Guaranty

                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
                                     BETWEEN
                   X-CEED, INC. AND X-CEED ACQUISITIONS, INC.
                                       AND
                                 RESET, INC. AND
                         THE SHAREHOLDERS OF RESET, INC.





         AGREEMENT AND PLAN OF MERGER AND REORGANIZATION made as of the
5th day of August, 1998, by and among X-ceed, Inc. ("X-ceed"), a corporation duly organized, validly existing and in good standing under and by virtue of the laws of the State of Delaware, with executive offices at 488 Madison Avenue, New York, NY 10022, and X-ceed Acquisitions, Inc. ("Sub"), a Delaware corporation and subsidiary of X-ceed with offices c/o X-ceed, and Reset, Inc. ("Reset" or the "Company"), a corporation duly organized, validly existing and in good standing under and by virtue of the laws of the State of New York, with executive offices at 38 West 21st Street, New York, NY 10010, and James Altucher, Michel Maitenaz and Adrian Oradean, constituting the owners of all of the outstanding capital stock (the "Company Stock") of Reset (the "Reset Shareholders").

         WHEREAS, the Board of Directors of X-ceed, in accordance with Delaware General Corporation Law (the "DGCL"), and the Board of Directors of Reset, in accordance with the New York Business Corporation Law (the "NYBCL"), have determined that it is advisable and in the best interests of their respective stockholders to consummate and have approved the business combination transaction provided for herein in which Reset will merge with and into Sub (the "Merger"); and

         WHEREAS, X-ceed, Sub and Reset desire to make certain representations, warranties and agreements in connection with the Merger and also proscribe various conditions to the Merger; and

         WHEREAS, it is the express intention of X-ceed, Sub and Reset that this Agreement constitute a plan of reorganization intended to qualify for federal income tax purposes as a

"reorganization" within the meaning of Section 368(a)(1)(b) of the Internal Revenue Code of 1986, as amended from time to time and any successor statute thereto (the "Code");

         NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

         1.       The Merger.

                  (a) Terms of the Merger. At the Effective Time (as hereinafter defined in Section 1(b)) and upon the terms and subject to the conditions of this Agreement, Reset shall be merged with and into Sub in accordance with the DGCL. Sub shall be the surviving corporation in the Merger. As a result of the Merger, the Company Stock shall be exchanged for shares of X-ceed as provided for in Section 2 hereof.

                  (b) Effective Time. At the closing (as hereinafter defined), a certificate of merger shall be duly prepared and executed by Sub and delivered to the Secretary of State of the State of Delaware for filing. The Merger shall become effective at the time of filing of the Certificate of Merger, hereinafter referred to as the "Effective Time." Sub shall also file with the Secretary of the State of New York all necessary documentation.

                  (c) Certificate of incorporation and by-laws of the Surviving Corporation. At the Effective Time, (i) the certificate of incorporation of Sub immediately in effect prior to the Effective Time shall be amended to change the name of Sub to Reset, Inc. and shall thereafter constitute the certificate of incorporation of the surviving corporation, and (ii) the by-laws of Sub as in effect immediately prior to the Effective Time shall be the by-laws of the surviving corporation.

                  (d) From and after the Effective Time, the directors of Sub shall be Werner Haase, James Altucher and Michel Maitenaz, and they shall serve until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the surviving corporation's certificate of incorporation and by-laws.

         2.       Consideration and Conversion of Securities.

                  (a) Stock of Reset. The Company Stock, as represented by 100 shares of Common Stock, no par value, issued and outstanding as of the Effective Date shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted into the Common Stock of X-ceed having a value of six million two hundred fifty thousand dollars ($6,250,000). The exact number of shares of X-ceed Common Stock into which the Reset Common Stock shall be converted (the "Conversion") shall be determined by taking the average of the closing bid price and asking price of X-ceed Common Stock as quoted on the NASDAQ SmallCap Market or the NASDAQ National Market, if the X-ceed Common Stock is then trading on that market, at the close of business on the day preceding the Closing (the "Average Price") and dividing the sum of 6,250,000 by the Average Price. In no event and notwithstanding anything to the contrary contained herein shall the number of shares of X-ceed Common Stock to be issued in the Conversion be less than 1,250,000 shares except that the number of shares to be issued in the Conversion may be adjusted pursuant to Section 11 of this Agreement.

                  (b) Delivery of Shares. At or before the Closing, the Reset Shareholders shall deliver to Sub all of their shares of Reset, duly endorsed in blank, together with instructions to Sub setting forth the number of shares of X-ceed Common Stock that each shareholder shall be entitled to receive and at the closing Sub shall deliver duly issued certificates of the Common Stock of X-ceed in the names and denominations as instructed by the Reset Shareholders, which certificates shall bear a restrictive legend.

                  (c) Merger Consideration. The merger consideration, which consists of X-ceed Common Stock issued upon the surrender for exchange of the Company Stock, shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of the Company Stock.

                  (d) Terms and Conditions of the Stock. As soon as practicable, but not later than six (6) months after Closing Date, X-ceed shall cause a registration statement (the "Registration Statement") to be filed with the Securities and Exchange Commission covering the registration of that number of shares of X-ceed Common Stock received by the Reset Shareholders which, should the Reset Shareholders sell all of the shares so registered, would be equivalent to gross proceeds to the Reset Shareholders from the sale thereof of not more than $625,000. X-ceed shall use the average of the closing bid price and ask price of X-ceed Common Stock as quoted on the NASDAQ SmallCap Market, or the NASDAQ National Market in the event X-ceed Common stock is then trading on that market, at the close of business on the day preceding the first filing of the Registration Statement to calculate the number of shares to be registered. X-ceed shall bear all expenses of the registration. The registration rights shall be subject to customary provisions for delaying or reducing the participation of selling shareholders if in the opinion of the managing underwriter, if any, of such offering, participation by selling shareholders would materially adversely affect the distribution of any other securities by X-ceed. X-ceed Stock issued to Reset Shareholders upon the Conversion will be "restricted securities" under Rule 144 of the Securities Act of 1933 (the "Securities Act") and will (other than those so registered) be subject to the resale provisions of Rule 144 in the event that none of X-ceed Stock is registered pursuant to a registration statement under the Securities Act.

         3. Representations and Warranties of the Company and the Reset Shareholders. The Company represents, warrants and agrees with X-ceed as follows :

                  (a)      Corporate.

     (1) The Company is a corporation duly organized, validly existing and in good standing under and by virtue of the laws of its state of incorporation. The Company is qualified to do business as a foreign corporation in such other states in which the ownership of its respective assets or the nature and conduct of its business requires such qualification and which are set forth in Schedule 3(a)(1).

     (2) The Company has the power to own its properties and to carry on its business as and where such business is now conducted. The Company does not have any equity interest in any other corporation, partnership, joint venture or association or control, directly or indirectly, any other entity. All of the Company Stock has been duly authorized and validly issued, is fully paid and nonassessable, was not issued in violation of or subject to any preemptive or similar rights and there are no other existing outstanding rights, warrants or options to acquire, or instruments convertible into or exchangeable for or agreements or understandings with respect to the sale or issuance of, any other shares of capital stock or other equity interests in the Company.

     (3) The Reset Shareholders own all of the Company Stock as set forth on Schedule A and all of such shares are duly authorized, validly issued, fully paid and nonassessable. All of such shares of the Company Stock are owned free and clear of all liens, claims, charges, encumbrances, security agreements, restrictive agreements and assessments and are not subject to any restrictions with respect to transferability. Upon transfer and delivery of said shares of the Company Stock to Sub, Sub will receive good and absolute title thereto free from all liens, charges, encumbrances, equities, restrictive agreements and claims of any nature whatsoever.

     (4) The authorized capital stock of the Company consists of One Thousand (1,000) shares of common stock, no par value, of which 100 shares are presently issued and outstanding. There are no preemptive rights on the part of any holder of any class of securities of the Company and no options, warrants, conversion or other rights, agreements or commitments of any kind obligating the Company, contingently or otherwise, to issue or sell any shares of its capital stock of any class or any securities convertible into or exchangeable for any such shares and no authorization therefor has been given.

     (5) This Agreement has been duly executed and delivered by the Reset Shareholders and the Company and constitutes the legal, valid and binding obligation of the Reset Shareholders and the Company, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or laws affecting the rights and remedies of creditors generally, and by general principles of equity. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or other action on the part of the Reset Shareholders and the Company, and no other corporate or other proceedings on their part are necessary to authorize this Agreement.

                  (b)      Financial.

      (1) The summary of the books of original entry of the Company for the twelve months ended December 31, 1997 and the corporate tax returns for the year ended December 31, 1997 (hereinafter collectively referred to as the "1997 Financial Information"), previously delivered to Sub and attached hereto as
Schedule 3(b)(1), are complete and correct and present fairly the gross revenues and net income before interest, taxes and amortization, hereinafter defined as "Net Income from Operations," of the Company as of such date.

     (2) The Statement of Revenues and Expenses of the Company for five (5) months ended May 30, 1998 and Statement of Revenues for the six (6) months ended June 30, 1998, all collectively hereinafter defined as the "1998 Financial Information," and previously delivered to Sub and attached hereto as Schedule 3(b)(2) are true and correct and present fairly the gross revenues and Net Income from Operations of the Company.

      (3) Since June 30, 1998, the business of the Company has been carried on in the ordinary course in substantially the same manner as prior to that date, and there has not been:

             (i) any material adverse change (as hereinafter defined) in the financial condition or in the operations or the business of the Company from that shown on the 1998 Financial Information, or any event which has occurred that may result in such a material adverse change. "Material Adverse Effect" or "Material Adverse Change" shall mean any significant and substantial adverse effect or change in the condition (financial or other), business, results of operations, prospects, assets, liabilities, or operations or any event, condition, or state of facts which would, with the passage of time, constitute a "Material Adverse Effect" or "Material Adverse Change."

          (ii) any damages, destruction or loss, whether covered by insurance or not, which have materially and adversely affected the business, property or assets of the Company;

     (iii) any declaration, setting aside or payment of any dividend, or any distribution with respect to the capital stock of the Company or any direct or indirect redemption, purchase or other acquisition by the Company of any such stock other than the repurchase of stock from Edward B. Weiner;

     (iv) any increase in the compensation payable or to become payable by the Company to directors, officers or employees, other than as set forth on Schedule 3(b)(3)(iv).

     (v) any other event or condition of any character, not in the ordinary course of business, that has materially and adversely affected the results of operations or business or financial condition of the Company.

                  (c)      Undisclosed Liabilities.

     (1) The Company has no liabilities or obligations, either accrued, absolute, contingent or otherwise, except:

     (i) to the extent reflected or reserved against in the 1997 Financial Information, and not heretofore paid or discharged ; and

     (ii) those incurred in or as a result of the normal and ordinary course of business since January 1, 1998, all of which have been consistent with past practices and none of which (x) arise out of, relate to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of law or (y) individually or in the aggregate is material to the business, properties, financial condition or results, of operation of the Company.

     (2) Neither the Company nor the Reset Shareholders are aware of any basis for any present or future action, suit, proceeding, hearing, investigation charge, complaint, demand or claim against the Company or any liability of any nature in any amount not fully set forth in either of the 1997 and 1998 Financial Information.

                  (d)      Tax Returns.

     (1) The Company has filed with the appropriate governmental agencies all tax returns (or filed requests for extensions to file) required to be filed by it or with respect to its business ("such returns") and has paid, or made provision for the payment of, all taxes as well as penalties and interest related thereto, if any, which are due pursuant to said tax returns, except taxes which have not yet accrued or otherwise become due, or for which adequate provision has been made on the books of the Company.

     (2) None of such returns has been examined and settled, and no waivers of statutes of limitation have been given or requested.

     (3) All such returns and reports have been prepared for the year 1997, and all federal, state, city and foreign income, profits, franchise, sales, use, occupation, property, excise or other taxes due in connection with the Company's business for the year 1997 has been fully paid.

     (4) No deficiency or assessment with respect to or proposed adjustment of the Company's Federal, state, county or local taxes is pending or, to the best of the Company's knowledge, threatened. There are no tax liens, whether imposed by any Federal, state, county or local taxing authority, outstanding against the assets, properties or businesses of the Company.

                  (e)      Title to Property.

     (1) The Company does not lease any real or personal property as lessee, except as set forth in Schedule 3(e)(1), attached hereto. Each of these leases (the "Company Leases") is in good standing, valid, binding, and in full force and effect and has not been modified. The Company is not in default under any of the Company Leases and has not received any notice of its default under any of the Company Leases and the Company has not given any notice of any, and, to the best of Reset Shareholders' knowledge, there is no default by any other party under any of the Company Leases, nor has any event occurred which, with notice or the passage of time, or both, would constitute a default by any other party under any of the Company Leases. Except as set forth on Schedule 3(e)(1), the Company's rights in the property covered under the Company Leases (including any improvements and appurtenances thereto) are paramount to the rights of any other person or entity other than the landlords under the Company Leases. No consent or approval of any third party is required with respect to such Company Leases in order to avoid a default thereunder by reason of the transactions contemplated by this Agreement, except as set forth on Schedule 3(e)(2). The Company has received no notices other than periodic rent, common area maintenance and other operating expense bills from the landlord under each lease other than as described in Schedule 3(e)(2).

     (2) All real property in which the Company has an ownership or leasehold interest, and all tangible personal property owned by the Company is in all material respects in good operating condition and repair and in all material respects conforms to all applicable laws, including without limitation building and zoning laws, statutes, ordinances or regulations and no notice of any violation of such matters relating to the business, property or assets of the Company has been received by the Company. Except as set forth on Schedule 3(e)(1) or (2), none of the premises owned or leased by the Company are in need of maintenance or repairs except for reasonable wear and tear and ordinary routine maintenance and repairs that are not material in nature or cost.

     (3) Neither the whole nor any portion of any of the Company Properties has been condemned or otherwise taken by a public authority, nor do the Reset Shareholders know or have any reasonable grounds to believe that any such condemnation or taking is threatened or contemplated.

                  (f) Inventories. The inventories of the Company consist of items of a quality and quantity usable or saleable in the normal course of its business, subject to usability and salability exceptions described on attached
Schedule 3(f) which are consistent with past business experience. The present inventories of the Company are maintained at levels that are consistent with past practices and are not excessive.

                  (g) Contracts and Commitments. Except as set forth on attached
Schedule 3(g):

     (1) The Company has no written or oral contracts or commitments involving a consideration in excess of $10,000.

     (2) The Company has not received any written notice under any contract whether express or implied, between the customers or clients of the Company and the Company that the Company is in default of such contract or that the services to be provided by the Company under the Contract fail to comply with the contract or that any material contracts have been terminated or that the Company has received notice under any contract that its customers or clients intend to terminate any contract or materially reduce purchases for the Company's services.

     (3) The Company has not given any revocable or irrevocable power of attorney to any person, firm or corporation for any purpose whatsoever.

     (4) The Company is not restricted by agreement from carrying on its business in any state.

     (5) No director, officer or stockholder of the Company, or member of the family of any such person, or any corporation, partnership, trust or other entity in which any such person, or any member of the family of any such person, or to the best knowledge of the Company, any employee, is an officer, director, trustee, partner or holder of more than 5% of the outstanding capital stock thereof, in an entity who is a competitor, customer, supplier or other entity, or who, during the past 12 months, has been a party to any transaction with the Company, including any contract, agreement or other arrangement providing for the employment of, furnishing of services by, rental of real or personal property from or otherwise requiring payments to any such person or firm.

     (6) The Company is not in default, nor is there any known basis for any claim of default, under any contracts or commitments made or obligations owed by it, which default is reasonably likely to have a Material Adverse Effect on the Company. The Company has no present expectation or intention of not fully performing all its obligations under any lease, contract or other agreement to which it is a party, and the Company has no knowledge of any breach or anticipated breach by the other party to any lease, contract or commitment to which the Company is a party. The Company is in full compliance with all of the terms and provisions of its Charter and by-laws, as amended, except as otherwise set forth herein. No consent or approval of any third party is required with respect to such contract in order to avoid a default thereunder by reason of the transactions contemplated by this Agreement.

     (7) All accounts receivable of the Company are current and collectible in the ordinary course of business consistent with past practices of the Company, except to the extent reserved against in the 1997 Financial Information and 1998 Financial Information.

     (8) The Company has no further obligations to make any additional payments to Edward R. Weiner with respect to the repurchase of shares of stock of the Company pursuant to the Common Stock Repurchase Agreement, dated May 1, 1998, by and among the Company, the Reset Shareholders and Edward R. Weiner (the "Weiner Agreement").

     (h) Bank Accounts. Set forth in Schedule 3(h) are the names and addresses of all banks in which the Company has accounts and the names of persons authorized to sign checks, drafts or other instruments drawn thereon.

                  (i)      Employee Relations.

     (1) Annexed hereto as Schedule 3(i)(1) is a true and complete payroll roster of all employees of the Company for the six months ending June 30, 1998 showing the rate of pay for each such person entitled to receive compensation from the Company, and the gross payments made to each such person for the period set forth above. No increases in such salaries, other than as set forth on
Schedule 3(i)(1)(a), have been given since June 30, 1998.

     (2) (i) The Company is not a party to any collective bargaining agreement covering or relating to any of its employees. The Company is not required to recognize and has not received a demand for recognition by any collective bargaining representative.

     (ii) The Company is not a party to any contract with any of its employees, agents, consultants, officers, salesmen, sales representatives, distributors or dealers that is not cancelable by the Company without penalty or premium on not more than thirty days' notice; and

     (iii) The Company is not a party to any employment agreement or consulting agreement providing for compensation in excess of $75,000 per annum except as set forth in Schedule 3(i)(2); and

     (iv) The Company has not promulgated any policy or entered into any agreements relating to the payment of severance pay to employees whose employment is terminated or suspended, voluntarily or otherwise.

     (3) Except as set forth in the schedules attached hereto, the Company (i) has complied in all material respects with all applicable laws, rules or regulations relating to employment, including those relating to wages, hours, collective bargaining and the withholding and payment of taxes and contributions, and (ii) has complied in all material respects with the National Labor Relations Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Occupational Safety and Health Act, Executive Order 11246, the regulations under such acts and all other Federal and state laws relating to the employment of labor, including any provisions thereof relating to discrimination or harassment. The Company has, and will have at the Closing Date, withheld all amounts required by law or agreement to be withheld from the wages or salaries of its employees and there are no arrearages of wages, payments under any pension or insurance plan or any other benefit, or any tax or penalty for failure to comply with the foregoing owed by all of them with respect to employees which are not either accrued or adequately reserved for in the unaudited financial statements. There are no material controversies pending or threatened, between the Company and any of its employees or any labor unions or other collective bargaining agents representing or purporting to represent its employees.

     (4) The Company has not promulgated any bonus, profit-sharing, retirement, stock purchase, deferred compensation, medical, hospitalization, life insurance or other similar plan providing benefits for its employees and the Company has not announced the prospective promulgation thereof except as set forth in
Schedule 3(i)(4). There is no unfunded past service credit liability or any other liability with respect to any such plans other than as set forth on
Schedule 3(i)(4). No reportable event as defined in Title IV of the Employee Retirement Income Security Act of 1974, as amended by the Multi employer Pension Plan Amendments Act of 1980, has occurred with respect to any such plan subject to the minimum funding requirement of Section 412 of the Internal Revenue Code of 1986, as amended.

                  (j) No Breach of Statute or Contract. Neither the execution and delivery of this Agreement, nor compliance with the terms and provisions of this Agreement on the part of the Company or the Reset Shareholders, will (i) violate any statute, license, or regulation of any governmental authority, domestic or foreign, (ii) result in the default by the Company or any of the Reset Shareholders of any judgment, order, writ, decree, rule or regulation of any court or administrative agency, (iii) breach, conflict with, or result in a breach of any of the terms, conditions or provisions of any material agreement or instrument to which either the Company or the Reset Shareholders is a party, or by which any of them is or may be bound, or constitute a default or require any notice thereunder, (iv) violate any provision of the Company's certificate of incorporation or by-laws, (v) result in the creation or imposition of any claim, lien, charge or encumbrance of any nature whatsoever upon, or (vi) give to others any claim, interest or rights, including rights of termination, modification, acceleration, or cancellation in, or with respect to, any of their property, assets, contracts, licenses or businesses. The conduct of the Company's business does not violate any law or regulation applicable to such business. The Company has complied with all laws, rules, regulations and orders applicable to its business, operations, properties, assets, products and services, and the Company has all necessary permits, licenses and other authorizations required to conduct its business as conducted and as proposed to be conducted. There is no existing law, rule, regulation or order, and the Company is not aware of any proposed law, rule, regulation or order, whether Federal or state, which would prohibit or materially restrict the Company from, or otherwise materially adversely affect the Company in, conducting its business in any jurisdiction in which it is now conducting business.

                  (k) No Litigation. Except as set forth in Schedule 3(k), there is no suit, action or legal, administrative, arbitration or other proceeding or governmental investigation, or any change in the zoning or building ordinances affecting the real property or leasehold interests of the Company, pending or to the best of the Reset Shareholders' knowledge threatened against the Company. The Company has not received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability or disadvantage which may be material to its business, financial condition, operations, property or affairs. The Company is not in default with respect to any order, writ, injunction or decree known to or served upon the Company of any court or of any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. There is no action or suit by the Company pending or threatened against others. The Company and the Reset Shareholders have no knowledge of any unasserted claim, the assertion of which is likely and that, if asserted, will be for legal or equitable relief that, if granted, would have a Material Adverse Effect on the Company. No injunction, stay or restraining order is in effect prohibiting the consummation of any of the transactions contemplated by this Agreement.

                  (l) Patents and Trademarks. Schedule 3(l) correctly sets forth a list of all letters patent, patent applications, inventions upon which patent applications have not yet been filed, trade names, trademarks, trademark registrations and applications, copyrights, copyright registrations and applications, both domestic and foreign, presently owned, possessed, used or held by the Company and, except as otherwise indicated in such Schedule, the Company owns the entire right, title and interest in and to the same. Such Schedule also correctly sets forth all patents, patent applications, inventions upon which patent applications have not yet been filed, trade names, trademarks, trademark registration and applications, and licenses, both domestic and foreign, which materially relate to the businesses of the Company, and which are owned or controlled by any director, officer, stockholder or employee of the Company. Such Schedule also correctly sets forth a list of all licenses materially relating to the business of the Company granted to the Company by others, and to others by the Company. The Company has not received written notice of any pending or threatened challenges regarding letters patent, patent applications, trade names, trademark registrations and applications, copyrights, copyright registrations and applications, or the licenses set forth in such
Schedule 3(l), except as set forth in said Schedule. The Company has not received written notice that, its business as heretofore carried on infringes upon the patents, trademarks, trade name rights, copyrights or publication rights of others, except as set forth in said Schedule 3(l), no such infringement exits.

     (m) Trademark Indemnification. Except as set forth in Schedule 3(m), the Company has not given any indemnification for, patent, trademark or copyright infringement as to any equipment, materials or supplies manufactured, produced, used or sold by it or with respect to services rendered by it.

                  (n) Absence of Undisclosed Liabilities. The Company has no obligations or liabilities (whether accrued, absolute, contingent, liquidated or otherwise, including without limitation any tax liabilities due or to become due) which are not fully disclosed and adequately provided for in the 1997 Financial Information or in the 1998 Financial Information, except as set forth in Schedule 3(n) and except current liabilities incurred since the date of such financial information and obligations under agreements entered into in the usual and ordinary course of business, none of which (individually or in the aggregate) is material to the business, properties, financial condition or results of operations of the Company considered as a whole, and contingent liabilities that are not (individually or in the aggregate) material to the business, properties, financial condition or results of operations of the Company considered as a whole.

                  (o) Insurance. The Company holds policies in the amounts and for the coverage set forth on Schedule 3(o), all of which policies are in full force and effect, and which coverage is consistent with Company's past business practices covering all of the insurance required to be maintained by it and which is customary for businesses similar to the Company. Except as disclosed on the Schedule 3(o) hereto, Company has received no written notice of any claims pending against the Company under any insurance policies currently in effect and covering the property, business or employees of the Company, and all premiums with respect to the policies maintained by the Company due and payable through the date hereof have been paid by the Company. The Company has not been refused any insurance coverage sought or applied for, and the Company has no reason to believe that it will be unable to renew its existing insurance coverage upon terms at least as favorable as those presently in effect, other than possible increases in premiums that do not result from any act or omission of the Company. Set forth in Schedule 3(o) are all insurance policies and bonds in force with respect to the Company and the date on which such policies were to be in force and the date on which such policies expire.

                  (p) Loans and Advances. The Company does not have any outstanding loans or advances to any person and is not obligated to make any such loans or advances, except, in each case, for advances to employees of the Company in respect of reimbursable business expenses anticipated to be incurred by them in connection with their performance of services for the Company or as set forth in Schedule 3(p) annexed hereto.

         4. Representations and Warranties of X-ceed. X-ceed represents and warrants to the Reset Shareholders and the Company as follows:

                  (a)      Corporate.

     (1) X-ceed and each of its subsidiaries, including Sub, is a corporation duly organized, validly existing and in good standing under and by virtue of the laws of its states of incorporation. X-ceed and each of its subsidiaries, including Sub, is qualified to do business as a foreign corporation in such other states in which the ownership of its assets or the nature and conduct of its business requires such qualification.

     (2) X-ceed and each of its subsidiaries, including Sub, has the power to own its properties and to carry on its businesses as and where such are now conducted. X-ceed does not have any equity interest in any other corporation, partnership, joint venture or association or control, directly or indirectly, of any other entity except for its interests in the subsidiaries.

     (3) The authorized capital stock of X-ceed consists of 30,000,000 shares of common stock, par value $.01 per share, of which approximately 8,983,943 shares are presently outstanding immediately prior to the date hereof and Two Million (2,000,000) shares of Preferred Stock, par value $.05 per share, of which no shares of Preferred Stock are issued and outstanding. The authorized capital stock of Sub consists of 100 shares of Common Stock, no par value, of which 100 shares are issued and outstanding in the name of X-ceed. All of the issued and outstanding shares of Sub are duly authorized, validly issued, fully paid and non-assessable. All of the issued and outstanding shares of X-ceed's Common Stock are duly authorized, validly issued, fully paid and non assessable. There are no preemptive rights on the part of any holder of any class of securities of X-ceed or any of its subsidiaries, including Sub, and no options, warrants, conversion or other rights, agreements, or commitments of any kind obligating X-ceed or any of its subsidiaries, including Sub, contingently or otherwise, to issue or sell any shares of its capital stock of any class or any securities convertible into or exchangeable for any such shares and no authorization therefor has been given, except as set forth on Schedule 4(a)(3).

     (4) This Agreement has been duly executed and delivered by X-ceed and Sub and constitutes the legal, valid and binding obligation of X-ceed and Sub, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or laws affecting the rights and remedies of creditors generally, and by general principles of equity. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporation action on the part of X-ceed, and no other corporate proceedings on its part are necessary to authorize this Agreement.

                  (b)      Financial.

     (1) The audited balance sheet of X-ceed as of August 31, 1997, the related audited statement of earnings and cash flows for the twelve months ended August 31, 1997, the unaudited balance sheet of X-ceed as of May 31, 1998, the related unaudited statement of earnings and cash flows for the nine months ended May 31, 1998, all as set forth in Schedule 4(b) (hereinafter collectively referred to as the "X-ceed financial statements") and previously delivered to the Company, are complete and correct and present fairly the financial condition of X-ceed as of such date, and the results of its operations for the periods then ended, in conformity with generally accepted accounting principles applied on a basis consistent with that of preceding periods.

     (2) Since May 31, 1998, the business of X-ceed has been carried on in the ordinary course in substantially the same manner as prior to that date, and there has not been:

     (i) any Material Adverse Change in the financial condition or in the operations or the business of X-ceed from that shown on X-ceed financial statements, or any event which has occurred that may result in such a Material Adverse Change;

     (ii) any damages, destruction or loss, whether covered by insurance or not, which have materially and adversely affected the business, property or assets of X-ceed;

     (iii) any declaration, setting aside or payment of any dividend, or any distribution with respect to the capital stock of X-ceed or any direct or indirect redemption, purchase or other acquisition by X-ceed of any such stock;

     (iv) any increase in the compensation payable or to become payable by X-ceed to directors, officers or employees other than as set forth on Schedule 4(b)(2) annexed hereto, or as mandated by law with respect to minimum wages, or in the payment of any bonus, or in any insurance, pension or other benefit plan, payment or arrangement made to, for or with any of such officers, employees or agents; or

     (v) any other event or condition of any character, not in the ordinary course of business, that has materially and adversely affected the results of operations or business or financial condition of X-ceed.

                  (c)      Undisclosed Liabilities.

     (1) X-ceed has no liabilities or obligations, either accrued, absolute, contingent or otherwise, except:

     (i) to the extent reflected or reserved against in the X-ceed financial statements, and not heretofore paid or discharged; and

     (ii) those incurred in or as a result of the normal and ordinary course of business since May 31, 1998, all of which have been consistent with past practices and none of which (x) arise out of, relate to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of law or (y) individually or in the aggregate is material to the business, properties, financial condition or results of operations of X-ceed.

     (2) There is no basis for any present or future action, suit, proceeding, hearing, investigation charge, complaint, demand or claim against X-ceed or any liability of any nature in any amount not fully set forth in X-ceed financial statements.

                  (d)      Tax Returns.

     (1) X-ceed has filed with the appropriate governmental agencies all the returns required to be filed by it or with respect to its business ("such returns") and has paid, or made provision for the payment of, all taxes as well as penalties and interest related thereto, if any, which have or may become due pursuant to said returns, except taxes which have not yet accrued or otherwise become due or for which adequate provision has been made on the books of X-ceed.

     (2) None of such returns has been examined and settled, and no waivers of statutes of limitation have been given or requested.

     (3) All such returns and reports have been prepared on the same basis as those of previous years, and all federal, state, city and foreign income, profits, franchise, sales, use, occupation, property, excise or other taxes due in connection with X-ceed's business has been fully paid or accrued or adequately reserved for in the X-ceed financial statements.

     (4) No deficiency or assessment with respect to or proposed adjustment of X-ceed's Federal, state, county or local taxes is pending or, to the best of X-ceed's knowledge, threatened. There are no tax liens, whether imposed by any Federal, state, county or local taxing authority, outstanding against the assets, properties or businesses of X-ceed.

                  (e)      Title to Property.

     (1) X-ceed owns all right, title and interest in and to all of X-ceed's Properties, and all other properties and assets used by X-ceed, free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except as set forth in Schedule 4(e)(1); and has taken all steps necessary or otherwise required to perfect and protect its rights in and to X-ceed's Properties.

     (2) X-ceed does not lease any real or personal property as lessee, except as set forth in X-ceed's Annual Report on Form 10-KSB. Each of these leases (the "X-ceed Leases") is in good standing, valid, binding, and in full force and effect and has not been modified. X-ceed is not in default under any of X-ceed's Leases and has not received any notice of its default under any of X-ceed's Leases and X-ceed has not given any notice of any, and, to the best of X-ceed's knowledge, there is no default by any other party under any of X-ceed's Leases, nor has any event occurred which, with notice or the passage of time, or both, would constitute a default by any other party under any of X-ceed's Leases. Except as set forth on Schedule 4(e)(2), X-ceed's rights in the property covered under X-ceed's Leases (including any improvements and appurtenances thereto) are paramount to the rights of any other person or entity other than the landlords under X-ceed's Leases. No consent or approval of any third party is required with respect to such X-ceed's Leases in order to avoid a default thereunder by reason of the transactions contemplated by this Agreement, except as set forth on Schedule 4(e)(2). X-ceed has received no notices other than periodic rent, common area maintenance and other operating expense bills from the landlord under each lease.

     (3) All real property in which X-ceed has an ownership or leasehold interest, and all tangible personal property owned by X-ceed are is in all material respects in good operating condition and repair and in all material respects conforms to all applicable laws, including without limitation building and zoning laws, statutes, ordinances or regulations and no notice of any violation of such matters relating to the business, property or assets of X-ceed has been received by X-ceed. Except as set forth on Schedule 4(e)(1) or (2), none of the premises owned or leased by X-ceed are in need of maintenance or repairs except for reasonable wear and tear and ordinary routine maintenance and repairs that are not material in nature or cost.

     (4) Neither the whole nor any portion of any of X-ceed's Properties has been condemned or otherwise taken by a public authority, nor does X-ceed know or have any reasonable grounds to believe that any such condemnation or taking is threatened or contemplated.

                  (f) Inventories. The inventories of X-ceed consist of items of a quality and quantity usable or saleable in the normal course of its business, subject to usability and salability exceptions described on attached Schedule 4(f) which are consistent with past business experience. The present inventories of X-ceed are maintained at levels that are consistent with past practices.

                  (g) Contracts and Commitments. Except as set forth on attached
Schedule 4(g):

     (1) X-ceed is not restricted by agreement from carrying on its business anywhere in the states or provinces in which it operates;

     (2) No director, officer, employee or stockholder of X-ceed, or member of the family of any such person, or any corporation, partnership, trust or other entity in which any such person, or any member of the family of any such person, has a substantial interest or in which any such person is an officer, director, trustee, partner or holder of more than 5% of the outstanding capital stock thereof in an entity who is, a competitor, customer, supplier or other, entity, or who, during the past 12 months has been a party to any transaction with X-ceed, including any contract, agreement or other arrangement providing for the employment of, furnishing of services by, rental of real or personal property from or otherwise requiring payments to any such person or firm;

     (3) X-ceed is not in default, nor is there any known basis for any claim of default, under any contracts or commitments made or obligations owed by it which default is reasonably likely to have a Material Adverse Effect on X-ceed. X-ceed has no present expectation or intention of not fully performing all its obligations under any lease, contract or other agreement to which it is a party, and X-ceed has no knowledge of any breach or anticipated breach by the other party to any lease, contract or commitment to which X-ceed is a party. X-ceed is in full compliance with all of the terms and provisions of its Charter and by-laws, as amended. No consent or approval of any third party is required with respect to such contract in order to avoid a default thereunder by reason of the transactions contemplated by this Agreement.

     (4) All accounts receivable of X-ceed are current and collectible, except to the extent reserved against in X-ceed financial statements.

                  (h)      Employee Relations.

     (1) (i) X-ceed is not a party to any collective bargaining agreement covering or relating to any of its employees. X-ceed is not required to recognize and has not received a demand for recognition by any collective bargaining representative.

     (ii) X-ceed is not a party to any employment agreement or consulting agreement providing for compensation in excess of $75,000 per annum, except as set forth in X-ceed's Annual Report on Form 10-KSB ("Form 10-KSB") for the year ended August, 1997 and except for the employment agreement between X-ceed and Scott Mednick, X-ceed's chairman.

     (iii) X-ceed has not promulgated any policy or entered into any agreements relating to the payment of severance pay to employees whose employment is terminated or suspended, voluntarily or otherwise.

     (2) X-ceed has complied in all material respects with all applicable laws, rules or regulations relating to employment, including those relating to wages, hours, collective bargaining and the withholding and payment of taxes and contributions, and (ii) X-ceed has complied in all material respects with the National Labor Relations Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Occupational Safety and Health Act, Executive Order 11246, the regulations under such acts and all other Federal and state laws relating to the employment of labor, including any provisions thereof relating to discrimination or harassment. X-ceed has, and will have at the Closing Date, withheld all amounts required by law or agreement to be withheld from the wages or salaries of its employees and there are no arrearages of wages, payments under any pension or insurance plan or any other benefit, or any tax or penalty for failure to comply with the foregoing owed by all of them with respect to employees which are not either accrued or adequately reserved for in X-ceed's financial statements. There are no material controversies pending or threatened, between X-ceed and any of its employees or any labor unions or other collective bargaining agents representing or purporting to represent its employees.

     (3) X-ceed has not promulgated any profit-sharing, retirement, stock purchase, deferred compensation medical, hospitalization, life insurance or other similar plan providing benefits for its employees and X-ceed has not announced the prospective promulgation thereof except as set forth in Schedule 4(h)(3). There is no unfunded past service credit liability or any other liability with respect to any such plans other than as set forth on Schedule 4(h)(3). No reportable event as defined in Title IV of the Employee Retirement Income Security Act of 1974, as amended by the Multi Employer Pension Plan Amendments Act of 1980, has occurred with respect to any such plan subject to the minimum funding requirement of Section 412 of the Internal Revenue Code of 1986, as amended.

                  (i) No Breach of Statute or Contract. Neither the execution and delivery of this Agreement, nor compliance with the terms and provisions of this Agreement on the part of X-ceed or Sub, will (i) violate any statute, license, or regulation of any governmental authority, domestic or foreign, (ii) result in the default by X-ceed of any judgment, order, writ, decree, rule or regulation of any court or administrative agency, (iii) breach, conflict with, or result in a breach of any of the terms, conditions or provisions of any material agreement or instrument to which X-ceed or Sub is a party, or by which it is or may be bound, or constitute a default or require any notice thereunder,
(iv) violate any provision of X-ceed's and Sub's certificates of incorporation or by-laws or (v) result in the creation or imposition of any claim, lien, charge or encumbrance of any nature whatsoever upon, or (vi) give to others any claim, interest or rights, including rights of termination, modification, acceleration or cancellation in, or with respect to, any of their property, assets, contracts, licenses or businesses.

     The conduct of X-ceed business does not violate any law or regulation applicable to such business. X-ceed's has complied with all laws, rules, regulations and orders applicable to its business, operations, properties, assets, products and services, and X-ceed has all necessary permits, licenses and other authorizations required to conduct its business as conducted and as proposed to be conducted. There is no existing law, rule, regulation or order, and X-ceed is not aware of any proposed law, rule, regulation or order, whether Federal or state, which would prohibit or materially restrict X-ceed from, or otherwise materially adversely affect X-ceed in, conducting its business in any jurisdiction in which it is now conducting business.

                  (j) No Litigation. Except as set forth in X-ceed's Form 10-KSB for the year ended August 31, 1997, a copy of which has been delivered to the Company, there is no suit, action or legal, administrative, arbitration or other proceeding or governmental investigation, or any change in the zoning or building ordinances affecting the real property or leasehold interests of X-ceed, pending or to the best of X-ceed's knowledge threatened against X-ceed. X-ceed has not received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability or disadvantage which may be material to its business, financial condition, operations, property or affairs. X-ceed is not in default with respect to any order, writ, injunction or decree known to or served upon X-ceed or its subsidiaries, including Sub, of any court or of any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. There is no action or suit by X-ceed or its subsidiaries, including Sub, pending or threatened against others. X-ceed has no knowledge of any unasserted claim, the assertion of which is likely and that, if asserted, will be for legal or equitable relief that, if granted, would have a Material Adverse Effect. No injunction, stay or restraining order is in effect prohibiting the consummation of any of the transactions contemplated by this Agreement.


                  (k) Patents and Trademarks. X-ceed has not received written notice of and to the best of X-ceed's knowledge, there does not exist any pending or threatened challenges regarding any letters patent, patent applications, trade names, trademark registrations and applications, copyrights, copyright registrations and applications, or licenses except as set forth in X-ceed's Form 10-KSB. Except as set forth in X-ceed's Form 10-KSB, X-ceed has not received written notice that its business as heretofore carried infringes upon the patents, trademarks, trade name rights, copyrights or publication rights of others.

                  (l) Trademark Indemnification. Except as set forth in the Company's 10-KSB, X-ceed has not given any indemnification for, patent, trademark or copyright infringement as to any equipment, materials or supplies manufactured, produced, used or sold by it or with respect to services rendered by it.

                  (m) Absence of Undisclosed Liabilities. X-ceed has no obligations or liabilities (whether accrued, absolute, contingent, liquidated or otherwise, including without limitation any tax liabilities due or to become due) which are not fully disclosed and adequately provided for in X-ceed financial statements and except current liabilities incurred since the date of such financial statements and obligations under agreements entered into in the usual and ordinary course of business, none of which (individually or in the aggregate) is material to the business, properties, financial condition or results of operations of X-ceed and contingent liabilities that are not (individually or in the aggregate) material to the business, properties, financial condition or results of operations of X-ceed.

                  (n) Insurance. X-ceed holds insurance policies consistent with X-ceed's past business practices, covering all of the insurance required to be maintained by it and which is customary for businesses similar to the Company. X-ceed has received no written notice of any claims pending against X-ceed under any insurance policies currently in effect and covering the property, business or employees of X-ceed, and all premiums with respect to the policies maintained by X-ceed due and payable through the date hereof have been paid by X-ceed. X-ceed has not been refused any insurance coverage sought or applied for, and has no reason to believe that it will be unable to renew its existing insurance coverage upon terms at least as favorable as those presently in effect, other than possible increases in premiums that do not result from any act or omission of X-ceed.

                  (o) Loans and Advances. X-ceed does not have any outstanding loans or advances to any person and is not obligated to make any such loans or advances, except, in each case, for advances to employees of X-ceed in respect of reimbursable business expenses anticipated to be incurred by them in connection with their performance of services for X-ceed.

                  (p) Significant Customers and Suppliers. No customer or supplier to X-ceed of more than $50,000 of products or services for any month which was significant to X-ceed during the period covered by X-ceed financial statements or which has been significant to X-ceed thereafter, has terminated, materially reduced or provided written notice of its intent or threatened to terminate or materially reduce its purchases from or provision of products or services to X-ceed or any subsidiary, as the case may be.

                  (q) Environmental Protection. Except as set forth in X-ceed's 10-KSB, no notice, notification, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or threatened by any governmental or other entity with respect to any alleged failure by X-ceed to have any permit, license or authorization required in connection with the conduct of its business or with respect to any Environmental Laws, including without limitation, Environmental Laws relating to the generation, treatment, storage, recycling, transportation, disposal or release of any hazardous materials.

                  (r) Disclosure. No representation or warranty by X-ceed or Sub in this Agreement, nor any statement, certificate or Schedule furnished, or to be furnished, by or on behalf of X-ceed and Sub pursuant to this Agreement, nor any document or certificate delivered to Company or Reset Shareholders pursuant to this Agreement, or in connection with actions contemplated hereby, contains or shall contain any untrue statement of a material fact, or omits, or shall omit to state a material fact necessary to make the statements contained therein not misleading. X-ceed has no knowledge of any unasserted claim, the assertion of which is likely and that, if asserted, will be for legal or equitable relief that, if granted, would have a Material Adverse Effect. No injunction, stay or restraining order is in effect prohibiting the consummation of any of the transactions contemplated by this Agreement.

         5. Conduct of the Business of the Company and Sub Pending the Closing Date. From and after the date of this Agreement and until the Closing Date:

                  (a) Full Access. X-ceed and its respective authorized representatives shall have full access, during normal business hours, to all properties, books, records, contracts and documents of the Company, and the Company shall furnish or cause to be furnished to X-ceed and its authorized representatives all information with respect to its affairs and business as X-ceed may reasonably request.

                  (b) Carry On In Regular Course. The Company shall carry on its business diligently and substantially in the same manner as heretofore and shall not make or institute any unusual or novel methods of trade, purchase, sale, lease, management, accounting or operation.

                  (c) Contracts and Commitments. The Company shall not enter into any contract or commitment or engage in any transaction not in the usual and ordinary course of its business and consistent with past practices without the prior written consent of X-ceed.

                  (d) Indebtedness. The Company will not create any indebtedness, other than that incurred in the usual and ordinary course of business, that incurred pursuant to existing contracts disclosed in the Schedules attached hereto, that incurred pursuant to commitments permitted hereby, and that reasonably incurred in doing the acts and things contemplated by this Agreement.

                  (e) Investments. The Company will not make any investments, loans, advances or contributions to any other person, corporation, partnership, joint venture or association; provided, however, that the Company may invest in United States government obligations, certificates of deposit and commercial paper rated a-1 by Standard & Poor's Corporation or P-1 by Moody's.

                  (f) Dividends and Distributions. The Company will not declare or pay any dividend or make any distribution with respect to its capital stock, or directly or indirectly redeem, purchase or otherwise acquire any of its capital stock or issue or in any way dispose of any shares of its capital stock or any rights therein or thereto.

                  (g) Amendment of Charter. The Company will not amend its certificate of incorporation or by-laws or make any change in the authorized or unissued capital stock or its officers or directors without the prior written consent of X-ceed.

                  (h) Insurance. All property, real and personal, owned or leased by the Company will be insured by reputable insurance companies against all insurable risks normally insured against by companies conducting a business the same as, or similar to, the business conducted by the Company, and all property shall be used, operated and maintained in a normal businesslike manner.

                  (i) Preservation of Organization and Employees. The Company will use its best efforts (without making any commitments on behalf of X-ceed) to preserve its business organization intact, to keep available to X-ceed its key officers and employees, and to preserve for X-ceed the present relationships of the Company and its clients and others having business relations with it. The Company will not change its present relationships with its employees.

                  (j) No Default. The Company shall not do any act or omit to do any act, or permit any act or omission to act, which will cause a breach of any contract, lease commitment or obligation by it.

                  (k) Compliance with Laws. The Company and the Reset Shareholders will duly comply with all applicable laws as may be required for the valid and effective transfer of the Company Stock as contemplated by this Agreement.

                  (l) Tax Returns. The Company will prepare and file all state, federal and other tax returns, and amendments thereto (or extensions to file the foregoing) required to be filed between the date of this Agreement and the Closing Date. X-ceed shall have a reasonable opportunity to review all such returns, and amendments and extensions thereto, prior to their being filed.

                  (m) Sale of Capital Assets. The Company will not sell or dispose of any single capital asset with an original cost in excess of $5,000 without the prior written consent of X-ceed or capital assets in the aggregate with an original cost of $10,000 without the prior written consent of X-ceed.

                  (n) Sub's Business. Sub will not take any non-organizational actions or conduct any business.

         6. Survival of Representations and Warranties. All representations, warranties, and agreements of the Reset Shareholders, the Company and X-ceed contained herein (including all schedules annexed hereto) or in any document, statement, certificate or other instrument referred to herein or delivered hereunder in connection with the transactions contemplated hereby shall survive until eighteen (18) months after the Closing Date, except that all representations and warranties relating to taxes and tax returns shall survive for a period equal to the applicable statute of limitations period.

         7. Conditions Precedent to X-ceed's Obligations. Each and every obligation of X-ceed to be performed on the Closing Date or thereafter, as the case may be, shall be subject to the satisfaction prior thereto of the following conditions:

                  (a) Representations and Warranties True at the Closing Date. The representations and warranties made by the Company and the Reset Shareholders in this Agreement or given on their behalf hereunder shall be true on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date.

                  (b) No Material Adverse Change. There shall not have occurred any Material Adverse Changes in the financial condition, capitalization, business, operations, properties or investments of the Company or in the ability of the Company to perform or on the ability of the Company to perform its obligations under this Agreement.

                  (c)  Compliance  with   Agreement.   The  Company  shall  have
performed and complied with all of its obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date.

                  (d) Employees Continuing in Employment. X-ceed shall have entered into employment agreements with the individuals listed on Schedule 7(d) substantially in the form annexed hereto in Exhibit A.

                  (e) Certificate of Fulfillment of Conditions. There shall be delivered to X-ceed a certificate of the Company certifying in such detail as X-ceed may specify, the fulfillment of conditions set forth in subsections (a),
(b), (c) and (d) of this Section 7.

                  (f) Opinion of Counsel for Reset and the Reset Shareholders. X-ceed shall have received a written opinion of counsel of the Company and the Reset Shareholders dated as of the Closing Date, addressed to X-ceed in form and substance to the effect that (1) the Company is a corporation duly organized, validly existing and in good standing under and by virtue of the laws of its state of incorporation; (2) the Company has no subsidiaries except as set forth in the Schedules attached hereto and the Company is entitled to own or lease its property; (3) counsel does not know of any pending litigation to which the Company is a party or any threatened litigation against the Company; (4) the Reset Shareholders own and hold all of the outstanding shares of the Company Stock free and clear of any liens, charges, encumbrances, restrictive agreements and assessments and the Reset Shareholders have full power and authority to sell, assign, transfer, convey and deliver to Sub said Company Stock as contemplated by this Agreement; (5) the shares of Company Stock are not subject to any restrictions on transferability and upon transfer and delivery of said shares of Company Stock to Sub as contemplated by this Agreement, Sub will receive good and absolute title thereto free from any liens, charges, encumbrances, restrictive agreements, equities, claims and restrictions whatsoever, except such restrictions as may be imposed by federal or state securities laws; (6) to the best of such counsel's knowledge, after reasonable investigation, the Company own its respective properties and assets including intangibles free and clear of any and all liens, charges, encumbrances, restrictive agreements and assessments of any nature whatsoever, except as set forth in the Schedules attached to this Agreement; (7) to the best of counsel's knowledge, after reasonable investigation, all of the leases, contracts and commitments listed or otherwise set forth in the schedules and financial statements furnished by Reset to X-ceed pursuant to this Agreement are valid and subsisting agreements enforceable in accordance with their respective terms and counsel has no knowledge of any default by the Company in respect to any provisions thereof; (8) none of the transactions contemplated by this Agreement will be a violation of or constitute a default or ground for revocation under any provisions of any lease, contract, agreement, indenture, license or any instrument to which the Company or the Reset Shareholders are bound and which is disclosed in a Schedule to this Agreement or will violate any of the above which is or purports to be binding upon the Company or its assets; and (9) this Agreement is a valid and binding obligation of the Reset Shareholders and the Company enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or laws affecting the rights and remedies of creditors generally, and by general principles of equity.

                  (g) Certificates of Good Standing. The Company shall have delivered to Sub a certificate issued by appropriate governmental authorities evidencing the good standing of the Company as of a date or not more than thirty
(30) days prior to the Closing Date as corporation of the state of its incorporation and in each state where it is qualified to do business and a confirming telegram as of a date not more than four (4) days prior to the Closing Date.

                  (h) Proceedings and Instruments Satisfactory. All proceedings, corporate or other, to be taken in connection with the transaction contemplated by this Agreement, and all documents incident thereto, shall be satisfactory in form and substance to X-ceed and Sub, and the Company shall have made available to X-ceed and Sub for examination the originals or true and correct copies of all records and documents relating to the business and affairs of the Company, which X-ceed or Sub may request in connection with said transaction. The Company and the Reset Shareholders shall have complied with all statutory requirements for the valid consummation by the Company and the Reset Shareholders of the transaction contemplated by this Agreement.

                  (i) No Litigation. No investigation, suit, action or other proceeding shall be threatened or pending before any court or governmental agency which in the opinion of X-ceed's counsel is likely to result in the restraint, prohibition or the obtaining of damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, or in connection with any claim against the Company or the Reset Shareholders, not disclosed by the Schedules attached hereto.

                  (j) All Documents. All documents required by Section 12(a) of this Agreement shall have been delivered to Sub.

                  (k) No Material Limitations. There shall not have occurred any enactment, promulgation or entry of any order, rule, regulation or statute that could in the reasonable judgment of X-ceed, impose material limitations upon the ability of Sub to hold or exercise effectively all rights of ownership with respect to the stock of Reset.

                  (l) Regulatory Approvals. The Company shall have obtained all necessary consents, approvals, authorizations, registration, filings and declarations from all appropriate federal, state or local governmental bodies in connection with the transactions contemplated hereby.

                  (m) Financial Statements. The Company shall have retained independent auditors to prepare audited consolidated balance sheets of the Company for the year ended December 31, 1997 and the related audited consolidated statements of operations, stockholders' equity and cash flows, in each case prepared in accordance with generally accepted accounting principles, consistently applied (the "audited financial statements").

                  (n) Options, Warrants. There shall be no outstanding options or warrants to purchase securities of the Company or any other rights or securities which are convertible or exchangeable for securities of the Company.

                  (o) Fairness Opinion. X-ceed and Sub shall have obtained an opinion from an independent financial institution or an investment banking institution that the consideration to be paid by Sub for the Company Stock is fair and reasonable.

                  (p) No Obligations to Edward R. Weiner. The Company shall have no further obligations to make any payments to Edward R. Weiner ("Weiner") arising from his prior interest in the Company or out of the transactions contemplated by this Agreement, except that the Company may be required to pay Weiner certain commissions on any business that Weiner has generated or will generate for the benefit of the Company.

         8. Conditions Precedent to Reset's and the Reset Shareholders' Obligations. Each and every obligation of Reset and the Reset Shareholders to be performed on the Closing Date shall be subject to the satisfaction prior thereto of the following conditions:

                  (a) Representations and Warranties True at the Closing Date. X-ceed's representations and warranties contained in this Agreement shall be true at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date.

                  (b) Compliance with Agreement. X-ceed and Sub shall have performed and complied with its obligations under this Agreement which are to be performed or complied with prior to or on the Closing Date.

                  (c) No Material Adverse Change. There shall not have occurred any Material Adverse Change in the financial condition, capitalization, business operations, properties or investments of X-ceed or on the ability of X-ceed and/or Sub to perform its obligations under this Agreement since May 31, 1998.

                  (d) Employees Continuing in Employment. X-ceed shall have entered into employment agreements with James Altucher, Michael Maitenaz and Adrian Oradean on terms mutually acceptable to X-ceed and such individuals substantially in the form appearing in Schedule 7(d).

                  (e) Business of Sub. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has not engaged in any business, other than certain organizational matters, since it was incorporated.

                  (f) Certificate of Fulfillment of Conditions. There shall be delivered to the Company a certificate of X-ceed and Sub certifying in such detail as Reset Shareholders may specify the fulfillment of conditions set forth in subsections (a), (b), (c) and (d) of this Section 8.

                  (g) Opinion of Counsel for X-ceed. Reset and the Reset Shareholders shall have received a written opinion of counsel of X-ceed and Sub dated as of the Closing Date, addressed to Reset and the Reset Shareholders in form and substance to the effect that (1) X-ceed and its subsidiaries, including Sub, are corporations duly organized, validly existing and in good standing under and by virtue of the laws of their respective states of incorporation; (2) upon transfer and delivery of said shares of X-ceed's Common Stock to the Reset Shareholders as contemplated by this Agreement, the Reset Shareholders will receive good and absolute title thereto free from any liens, charges, encumbrances, restrictive agreements, equities, claims and restrictions whatsoever, except such restrictions as are imposed by federal or state securities laws; (3) to the best of counsel's knowledge, after reasonable investigation, all of the leases, contracts and commitments listed or otherwise set forth in the schedules and financial statements furnished by X-ceed to Reset and the Reset Shareholders pursuant to this Agreement are valid and subsisting agreements enforceable in accordance with their respective terms and counsel has no knowledge of any default by X-ceed or its subsidiaries, including Sub, in respect to any provisions thereof; (4) none of the transactions contemplated by this Agreement will be a violation of or constitute a default or ground for revocation under any provisions of any lease, contract, agreement, indenture, license or any instrument to which X-ceed or its subsidiaries, including Sub, is bound and which is disclosed in a Schedule to this Agreement, or will violate any of the above which is or purports to be binding upon X-ceed and subsidiaries or their respective assets; and (5) this Agreement is a valid and binding obligation of X-ceed enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or laws affecting the rights and remedies of creditors generally, and by general principles of equity.

                  (h) All Documents. All documents required by Section 12(b) of this Agreement shall have been delivered to Reset and the Reset Shareholders.

         9.       Indemnification and Resolution of Disputes.

                  (a) Indemnification by Reset Shareholders. Each of the Reset Shareholders shall jointly and severally indemnify, defend and hold harmless X-ceed and/or Sub, and shall reimburse X-ceed and/or Sub for, any loss, liability, claim, damage, expense (including, but not limited to, reasonable cost of investigation and defense and reasonable attorneys' fees) (collectively, "Damages") arising from or in connection with (a) any inaccuracy in any of the representations and warranties of the Reset Shareholders or the Company set forth in this Agreement or in any certificate delivered by the Reset Shareholders or the Company pursuant to this Agreement, or any actions, omissions or states of facts inconsistent with any such representations or warranties, or (b) any failure by Reset or the Reset Shareholders to perform or comply with any provision of this Agreement. Notwithstanding the foregoing, the Reset Shareholders shall not be liable for Damages unless such Damages in the aggregate exceed $25,000. The term "Damages" includes Damage incurred or sustained in the absence of third party claims. The obligations of the Reset Shareholders to indemnify and hold harmless X-ceed and/or Sub shall also apply to any action, claim or suit with arises from the operations of the Company prior to the Closing Date, to the extent that the Company's liability therefore is not covered by insurance and to the extent that such action, claim, suit or matter is not disclosed in this Agreement or the Schedules attached hereto. The Reset Shareholders shall not be obligated to indemnify X-ceed and/or Sub for any claim asserted more than eighteen (18) months after the Closing Date. In the event of any such third party claim, the procedure set forth in subparagraph 8(c) below shall apply, except that no settlement shall be effective without the Reset Shareholders' consent and approval.

                  (b) Indemnification by X-ceed. X-ceed shall indemnify, defend and hold harmless the Reset Shareholders, and shall reimburse the Reset Shareholders for any Damages arising from or in connection with (a) any inaccuracy in any of the representations and warranties of X-ceed or Sub set forth in this Agreement or in any certificate delivered by X-ceed or Sub pursuant to this Agreement, or any actions, omissions or states of facts inconsistent with any such representation or warranty, or (b) any failure by X-ceed or Sub to perform or comply with any provision of this Agreement. X-ceed shall not be liable for the amount of any such Damages unless the aggregate amount of Damages payable by X-ceed pursuant to this Section 9 attributable to any breach of any representation or warranty exceeds $250,000 multiplied by the percentage that the shares of X-ceed's Common Stock issued to the Reset Shareholders bears to the total number of issued and outstanding shares of X-ceed's Common Stock as of the Closing Date. Such Damages may be payable in cash or in X-ceed's Common Stock at the option of the Reset Shareholders based upon a value per share equal to the average of the closing bid and asked prices for a share of Common Stock of X-ceed as quoted on NASDAQ for the five days prior to the date payment of such Damages by X-ceed is required to be made.

                  (c) Procedure for  Indemnification.  Promptly after receipt by an indemnified party under Section 9(a) or 9(b) above, of notice of the commencement of any action, such indemnified party shall, give notice to the indemnifying party of the commencement thereof, but the failure so to notify the indemnifying party shall not relieve it of any liability that it may have to any indemnified party except to the extent the defense of such action by the indemnifying party is prejudiced thereby. In case any such action shall be brought against an indemnified party and it shall give notice to the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof with counsel reasonable satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such section for any fees of other counsel or any other expenses, in each case subsequently incurred by such indemnified party in connection with the defense thereof, other than reasonable costs of investigation. If an indemnifying party assumes the defense of such an action, (a) no compromise or settlement thereof may be effected by the indemnifying party without the indemnified party's consent (which shall not be unreasonably withheld) unless (i) such compromise or settlement includes an unconditional release of the indemnified party from all liability that may arise out of such action, (ii) there is no finding or admission of any violation of law or any violation of the rights of any person which is not fully remedied by the payment referred to in clause (iii) below and such compromise or settlement does not have any adverse effect on any other claims that may be made by or against the indemnified party, and (iii) the sole relief provided is monetary damages that are paid in full by the indemnifying party, (b) the indemnifying party shall have no liability with respect to any compromise or settlement thereof effected without its consent (which shall not be reasonably withheld) and (c) the indemnified party will reasonably cooperate with the indemnifying party in the defense of such action. If notice is given to an indemnifying party of the commencement of any action and it does not, within 15 days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense thereof, the indemnifying party shall be bound by any determination made in such action or any compromise or settlement thereof effected by the indemnified party. Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that an action may materially and adversely affect it or its affiliates other than as a result of monetary damages, such indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise or settle such action, but the indemnifying party shall not be bound by any determination of an action so defended or any compromise or settlement thereof effected without its consent (which shall not be unreasonably withheld). All fees of counsel and costs of litigation of the indemnified party will be paid by the indemnifying party as incurred.

         10.      Purchase Price Adjustment.

                  (a) Adjustment of Stock Issuance. Notwithstanding anything to the contrary herein, in the event the Company's audited financial statements for the period ending December 31, 1997 reflect that either (i) gross revenues for such period (the "1997 Actual Gross Revenues") is less than 80% of the gross revenues as set forth in the 1997 Financial Information (the "1997 Preliminary Gross Revenues') or (ii) net income from operations for such period (the "1997 Actual Net Income from Operations") is less than 80% of the net income from operations as set forth in the 1997 Financial Information (the "1997 Preliminary Net Income from Operations"), or, in the event the Company's un-audited statement of operations for the period ending June 30, 1998 (as prepared by the auditing firm retained by the Company) reflect that gross revenues for such period (the "1998 Actual Gross Revenues") is less than 90% of the gross revenues as set forth in the 1998 Financial Information (the "1998 Preliminary Gross Revenues"), then any such discrepancy shall be deemed a breach of the financial representations given by the Reset Shareholders and the Company to X-ceed and Sub herein. In the event of such a breach, the purchase price set forth in
Section 2 above shall be adjusted as set forth below.

                  (b)  Definitions.   For  purposes  of  this  Section  10,  the
following terms shall have the meanings ascribed thereto:

     (1) "1997 Gross Revenue Percentage Adjustment" shall mean an amount equal to eighty (80%) percent minus the percentage obtained by dividing the 1997 Actual Gross Revenues by the 1997 Preliminary Gross Revenues.

     (2) "1997 Income Percentage Adjustment" shall mean an amount equal to eighty (80%) percent minus the percentage obtained by dividing the 1997 Actual Net Income from Operations by the 1997 Preliminary Net Income from Operations.

     (3) "1998 Gross Revenue Percentage Adjustment" shall mean an amount equal to ninety (90%) percent minus the percentage obtained by dividing the 1998 Actual Gross Revenues by the 1998 Preliminary Gross Revenues.

                  In the event one or more of the 1997 Gross Revenue Percentage Adjustment, the 1997 Income Percentage Adjustment, or the 1998 Gross Revenue Percentage Adjustment is a positive number, the Reset Shareholders shall return to Sub that number of shares of X-ceed Stock received pursuant to Section 2(b) (the "Originally Issued Shares") equal to the greater of (I) the 1997 Gross Percentage Adjustment, (II) the 1997 Net Percentage Adjustment, or (III) the 1998 Gross Percentage Adjustment multiplied by the Originally Issued Shares.

                  The return of shares described above, if any, shall be an adjustment to the purchase price and shall be X-ceed's and Sub's only remedy with respect to a breach by the Reset Shareholders or the Company of the representations set forth in Sections 3(b) (1) and 3(b) (2).

                  (c) Recision. In the event the discrepancy between (i) 1997 Actual Gross Revenues and 1997 Preliminary Gross Revenues, (ii) 1997 Actual Net Income from Operations and 1997 Preliminary Net Income from Operations, or (iii) 1998 Actual Gross Revenues and 1998 Preliminary Gross Revenues is in excess of fifty (50%) percent, then the transactions contemplated by this agreement, may, at the sole option of X-ceed and/or Sub (to be exercised by delivery of written notice to the Reset Shareholders within three (3) business days of the issuance of the audited financial statements), be rescinded. In the event X-ceed or Sub elects to rescind this agreement and the transactions contemplated hereby, the X-ceed Stock delivered to the Reset Shareholders shall be cancelled on X-ceed's stock records, the employment agreements set forth as Schedule 7(d)(a) shall thereupon be rescinded and terminated (without any further right or obligation of either party thereto) and Sub shall deliver Reset Stock and all of the issued and outstanding stock of Sub and all organization records of Sub to the Reset Shareholders.

         11. Termination and Abandonment. This Agreement may be terminated and the sale provided for by this Agreement may be abandoned without liability on the part of any party to the other, on or before the Closing Date:

     (a)  by  mutual  consent  of  X-ceed  and  Sub  and  Reset  and  the  Reset
Shareholders;

                  (b) by X-ceed or Sub if any of the conditions  provided for in
Section 7 of this Agreement have not been met on or before August 15, 1998 and have not been waived by X-ceed and Sub in writing;

                  (c) by Reset and the Reset Shareholders on or before if any of the conditions provided for in Section 8 of this Agreement have not been met on or before August 15, 1998 and have not been waived by the Reset Shareholders in writing.

                  In the event of termination and abandonment by any party, as above provided in this Section 11, prompt written notice shall be given to the other party.

         12. Closing Date. The closing with respect to the transactions contemplated hereunder (the "Closing") shall take place at the offices of McLaughlin & Stern, LLP, 260 Madison Avenue, New York, New York, at 10:00 a.m. local time on August 15, 1998, or at such earlier date as may be set by X-ceed, on at least two (2) days' prior written notice to the Reset Shareholders. Such date (or such earlier date) is hereinafter referred to as the "Closing Date". At the Closing,

                  (a)      Reset shall deliver to X-ceed the following:

     (1) a certificate of fulfillment of conditions signed by the President and Treasurer of the Company, referred to in subsection (e) of Section 7 hereof;

     (2) the opinion of counsel for the Company,  described in subsection (f) of
Section 7 hereof;

     (3)  certificates of good standing and telegram,  referred to in subsection
(g) of Section 7 hereof;

     (4)  certificates  representing  all of the  Company  Stock as set forth in
Section 2(b) hereof;

     (5) a general release executed by Edward R. Weiner, or an acknowledgment by Edward R. Weiner that he has received full payment for his stock pursuant to the Weiner Agreement.

     (6) consents of any party to any lease or contract whose consent is required by reason of the transactions contemplated by this Agreement;

     (7) estoppel certificates from the landlord which provide that the Company is not in default and no event has occurred, which, with notice or the passage of time, would constitute a default by the Company;

     (8) employment agreements in accordance with Section 8(d); and

     (9) such other and further documents, instruments and certificates not inconsistent with the provisions of this Agreement, executed by Reset and/or the Reset Shareholders as X-ceed shall reasonably require to carry out and effectuate the purposes and terms of this Agreement.

                  (b) X-ceed and Sub shall deliver to the Reset Shareholders the following:

     (1) that  number of shares of  X-ceed's  Common  Stock as  provided  for in
Section 2(a).

     (2) employment agreements in accordance with Section 8(d).

         13.      Post-Closing Covenants.

                  (a) X-ceed agrees that for so long as it owns Sub, it shall vote for the nomination of James Altucher, Michel Maitenaz and Werner Haase or their respective nominees as directors of the Company.

                  (b) Audited Statements. Reset covenants and agrees with X-ceed as follows: As soon as practical after Closing, but in no event later than 50 days after Closing, Reset or its agent shall deliver to X-ceed audited financial statements of the Company for the year ended December 31, 1997 and unaudited statements for the six months ended June 30, 1998, prepared in conformity with generally accepted accounting principles consistently applied.

                  (c) X-ceed does upon the Closing agree to indemnify and hold harmless from any liability, cost, damage or expense arising out of or pursuant to the Guaranty issued by Michel Maitenaz in favor of the Company's landlord, a copy of which is attached hereto as Exhibit B.

         14. Brokerage. Reset and the Reset Shareholders represent and warrant that they have not engaged the services of any broker or finder hereunder, and agree to indemnify and hold X-ceed harmless against any claim for brokers' or finders' fees or compensation in connection with the transactions herein provided for by any person, firm or corporation claiming a right to the same because engaged by Reset or the Reset Shareholders. X-ceed and Sub represent and warrant to Reset and the Reset Shareholders that it has not engaged the services of any broker or finder in connection with the transactions herein provided for and agrees to indemnify and hold harmless Reset Shareholders against any claims for brokers' or finders' fees or compensation in connection with the transactions herein provided for by any other person, firm or corporation claiming a right to the same because engaged by X-ceed or its subsidiaries, including Sub,.

         15.      Investment Representation.

                  (a) Each of the Reset Shareholders agrees not to sell, transfer, pledge, hypothecate or otherwise dispose of, or offer to dispose of, the Common Stock, unless the

Common Stock has been registered under the Securities Act of 1933 (the "Act") and applicable state securities laws or such registration is not required in the opinion of counsel for the Reset Shareholders reasonably acceptable to X-ceed. Any routine sale of the Common Stock may require compliance with some exemption under the Act prior to resale.

                  (b) Each of the Reset Shareholders represents that (i) he is acquiring the Common Stock after having made adequate investigation of the business, finances and prospects of X-ceed; (ii) he has been furnished any information and materials relating to the business, finances and operation of X-ceed and any information and materials relating to the offer and sale of the Common Stock which he has requested; and (iii) he has been given an opportunity to make any further inquiries desired of the management and any other personnel of X-ceed and has received satisfactory responses to such inquiries. Each of the Reset Shareholders has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Common Stock. Each of the Reset Shareholders acknowledge that each certificate for the shares of Common Stock will bear the following legend:

                  The Shares represented by this certificate have not been registered under the Securities Act of 1933. The Shares have been acquired for investment and may not be offered, sold or otherwise transferred in the absence of an effective Registration Statement for the Shares under the Securities Act of 1933, or a prior opinion of counsel satisfactory to the issuer, that registration is not required under that Act.

         16. Restriction on Negotiation. Reset and the Reset Shareholders agree that until the earlier of (a) the Closing Date, (b) the termination of this Agreement in accordance with its terms, or (c) September 30, 1998, neither the Company nor the Reset Shareholders will (i) solicit, initiate, or encourage the submission of any proposal or offer from any person, or enter into or consummate any transactions, relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of the Company (other than sales of inventory for a fair value in the ordinary course of business) (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any persons to do or seek any of the foregoing. The Company and the Reset Shareholders will notify X-ceed and Sub orally and in writing immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing. The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any person (other than X-ceed and Sub) conducted heretofore with respect to any of the foregoing.

         17.      Miscellaneous.

                  (a) Nature and Survival of Representations. All statements contained in any certificate, instrument, schedule or document delivered by or on behalf of any of the parties pursuant to this Agreement and the transactions contemplated hereby shall be deemed representations and warranties by the respective parties hereunder. All representations and warranties made by the parties each to each other in this Agreement or pursuant hereto shall survive, except to the extent waived in writing by the parties hereto, the consummation of the transactions contemplated by this Agreement to the extent provided in
Section 6, notwithstanding any investigation heretofore or hereafter made by any of them or on behalf of any of them. Each Schedule delivered in accordance with this Agreement shall be deemed to include and refer to every other Schedule hereto.

                  (b) Entire Agreement. This Agreement, together with the Schedules or Exhibits delivered pursuant to this Agreement, sets forth the entire agreement and understanding between the parties as to the subject matter hereof, and merges and supersedes all prior discussions, agreements and understandings of every and any nature between them, and no party shall be bound by any condition, definition, warranty, or representation, other than expressly set forth or provided for in this Agreement, or as may be, on or subsequent to the date hereof, set forth in writing and signed by the party to be bound thereby. This Agreement may not be changed or modified, except by agreement in writing, signed by all of the parties hereto.

                  (c) Parties in Interest. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors in interest of the respective parties hereto.

                  (d) Laws Governing. This Agreement shall be construed and interpreted according to the law of the State of New York as applied to contracts executed and performed in the State of New York, without regard to principles of conflicts of law.

                  (e) Assignment. This Agreement shall not be assigned by the Reset Shareholders or X-ceed.

                  (f) Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, or overnight courier, telecopied or mailed, certified or registered mail, with first-class postage page, (a) if to the Reset Shareholders and Reset, James Altucher, c/o Reset, Inc., 38 W. 21st Street, New York, NY 10010, or to such other person and place as Reset or the Reset Shareholders shall furnish to X-ceed in writing, with a copy to Roe & Kramer, LLP, Attention Robert A. Ginzberg, Esq., 708 Third Avenue, New York, NY 10017; and, (b) if to X-ceed, Werner Haase, X-ceed, Inc., 488 Madison Ave, New York, NY 10022, or to such other person and place as X-ceed shall furnish to the Reset Shareholders in writing with a copy to Richard J. Blumberg, Esq., McLaughlin & Stern, LLP, 260 Madison Avenue, New York, New York 10016. All notices shall be deemed given upon receipt.

                  (g) Further Instruments. Reset and the Reset Shareholders will, on the Closing Date or such other date as X-ceed or Sub may request, without cost or expense to X-ceed, execute and deliver or cause to be executed and delivered to X-ceed or Sub such other documents as X-ceed or Sub may reasonably request to more effectively consummate the transactions contemplated by this Agreement and confirm and assure Sub's title thereto. Effective as of the Closing Date, the Reset Shareholders hereby constitute and appoint X-ceed and/or Sub and their successors and assigns as their true and lawful attorney in fact in connection with the transactions contemplated by this instrument, with full power of substitution, in the name and stead of Reset and the Reset Shareholders but on behalf of and for the benefit of X-ceed or Sub and their successors and assigns, to demand and receive any and all of the assets, properties, rights and business hereby conveyed, assigned, and transferred or intended so to be, and to give receipt and releases for and in respect of the same and any part thereof, and from time to time to institute and prosecute, in the name of Reset or the Reset Shareholders or otherwise, for the benefit of X-ceed or Sub or their successors and assigns, proceedings at law, in equity, or otherwise, which X-ceed or Sub or their successors or assigns reasonably deem proper in order to collect or reduce to possession any of the assets of the Company and to do all acts and things in relation to the assets which X-ceed or Sub or their successors or assigns reasonably deem desirable.

                  (h) Counterparts. This Agreement may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  (i) Headings. The headings in the sections of this Agreement are inserted for convenience only and shall not constitute a part hereof.

                  (j) Expenses. X-ceed and Sub, on one hand, and the Reset Shareholders and Company on the other hand, shall bear their own respective expenses, including professional fees, incurred in connection with this
Agreement, provided, however, that (i) the fees of Holtz Rubenstein & Co. LLP incurred in connection with the preparation of the Company's audited financial statements for the years ended December 31, 1997 and unaudited statements for the six months ended June 30, 1998 and the (ii) appraisals required pursuant to
Section 5(p) shall be paid by X-ceed.

                  (k) Confidentiality. Each party shall maintain the existence of this Agreement, and the terms and conditions described herein ("Confidential Information") strictly confidential. No party may disclose any Confidential Information to any third party (other than to its legal, accounting or financial advisors) without the prior consent of the other party. Any press release will be subject to the prior consent of the parties. However, the parties acknowledge that X-ceed and Sub shall have the right to make any press release or other disclosure required to be made by X-ceed and Sub, in their discretion, in order for them to comply with any federal or state securities laws and that the contents of such disclosure shall be at X-ceed's and Sub's discretion; however, X-ceed shall deliver a copy thereof to Reset prior to any such release.

                  (l) Severability. If any provision of this Agreement is held by any court of competent jurisdiction to be illegal, invalid or unenforceable, such provision shall be of no force and effect, but the illegality, invalidity or unenforceability shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                  X-CEED, INC.

                                  By: /s/ Werner Haase
                                  Name:   Werner Haase
                                  Title:  President


                                  X-CEED ACQUISITIONS, INC.

                                  By: /s/ Werner Haase
                                  Name:   Werner Haase
                                  Title:  President


                                  RESET, INC.

                                  By: /s/ James Altucher
                                  Name:   James Altucher
                                  Title:  President

                                  RESET SHAREHOLDERS:

                                   /s/ James Altucher
                                  James Altucher

                                   /s/ Michel Maitenaz
                                  Michel Maitenaz

                                   /s/ Adrian Oradean
                                  Adrian Oradean